UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2017

SUNSHINE HEART, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	001-35312 (Commission File No.)	68-0533453 (IRS Employer Identification No.)

12988 Valley View Road

Eden Prairie, Minnesota 55344

(Address of Principal Executive Offices)  (Zip Code)

(952) 345-4200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information contained in Item 8.01 of this report is incorporated by reference. The issuance of the Replacement Warrants (as defined below) and the shares of common stock underlying the warrants was or will be completed under the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(a)(2) of the Securities Act.  Each of the Investors (as defined below) has represented that it is an accredited investor, as defined in Rule 501 of Regulation D, and that it is acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

Item 8.01. Other Events.

Nasdaq Listing Extension

On March 28, 2017, Sunshine Heart, Inc. (the “Company”) was notified by The NASDAQ Stock Market LLC (“Nasdaq”) that the Nasdaq Hearings Panel (the “Panel”) determined to grant the Company’s request for continued listing on Nasdaq pursuant to an extension through May 10, 2017 to evidence compliance with all applicable criteria for continued listing on The Nasdaq Capital Market and, specifically, the minimum $2.5 million stockholders’ equity requirement. The Company is diligently working to timely satisfy the terms of the Panel’s decision.

Warrant Exercises and Issuances under the Warrant Exercise Agreement

As previously reported, including on the Current Report on Form 8-K filed on March 24, 2017 (the “Prior Report”), on February 15, 2017, the Company entered into a letter agreement with Sabby Healthcare Master Fund Ltd. and Sabby Volatility Warrant Master Fund Ltd., the institutional investors that holds our outstanding preferred stock and the majority of our outstanding warrants (the “Investors”), to incent the cash exercise of the warrants then held by such Investors on or before March 31, 2017. In exchange for any such exercise, we agreed to provide the Investors a replacement warrant (the “Replacement Warrants”) to purchase the same number of shares of common stock as were issued upon exercise of the exercised warrants, with an exercise price equal to the consolidated closing bid price of our common stock at such time. See the Current Report on Form 8-K filed on March 22, 2017 for a description of the letter agreement and the Replacement Warrants and for information regarding exercises of warrants and issuances of Replacement Warrants through the date of the Prior Report.

From March 10, 2017 to March 28, 2017, the Investors exercised warrants to purchase 763,998 shares of common stock for cash proceeds of approximately $1,427,000, and we issued such Investors Replacement Warrants to purchase 763,998 shares of common stock with exercise prices equal to the closing consolidated bid price of our common stock available on the date of issuance (ranging from $1.73 to $3.77 per share).  As a result of such exercises, as of March 28, 2017, the warrants have been fully exercised and no further replacement warrants will be issued under the letter agreement.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated March 29, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUNSHINE HEART, INC.

Dated: March 29, 2017	By:
/S/ CLAUDIA DRAYTON
Claudia Drayton, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated March 29, 2017.